Stockholder contact:	Kevin Howley 617-385-9517 kevin.howley@columbiathreadneedle.com

Media contact:	Elizabeth Kennedy 617-897-9394 liz.kennedy@ampf.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

HOLDS 11TH ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, June 11, 2021 — Columbia Seligman Premium Technology Growth Fund, Inc. (the “Fund”) (NYSE: STK) today virtually held its 11th Annual Meeting of Stockholders (the “Meeting”). Stockholders voted in favor of the recommendations of the Fund’s Board of Directors (the “Board”) on each of two proposals at the Meeting.

Specifically, Stockholders elected two Directors, Ms. Sandra Yeager and Mr. Christopher O. Petersen, each for a term that will expire at the Fund’s 2022 Annual Meeting of Stockholders, and re-elected three Directors, Mr. George S. Batejan and Mses. Kathleen Blatz and Pamela G. Carlton, each for a term that will expire at the Fund’s 2024 Annual Meeting of Stockholders. Stockholders also ratified the Board’s selection of PricewaterhouseCoopers LLP as the Fund’s independent registered public accounting firm for 2021.

The Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or visiting www.columbiathreadneedleus.com. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2021 Columbia Management Investment Advisers, LLC. All rights reserved.

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